EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-3254, 333-3468 and 333-22089) pertaining to the Stock Option Agreements, the 1996 Equity Incentive Plan and the 1996 Non-Employee Directors' Stock Option Plan of Arterial Vascular Engineering, Inc., of our report dated July 25, 1997, except as to the first paragraph of Note 5 as to which the date is August 21, 1997, with respect to the consolidated financial statements and schedule of Arterial Vascular Engineering, Inc., included in the Annual Report (Form 10-K) for the year ended June 30, 1997.


                                                           ERNST & YOUNG LLP


Palo Alto, California
September 10, 1997